Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia ETF Trust I	$1,916,463,156	$1,500,000
Columbia ETF Trust II	$1,553,973,934	$1,500,000
Columbia Funds Series Trust	$24,108,791,681	$2,500,000
Columbia Funds Series Trust I	$129,139,393,794	$2,500,000
Columbia Funds Series Trust II	$75,387,551,892	$2,500,000
Columbia Funds Variable Insurance Trust	$25,363,416,802	$2,500,000
Columbia Funds Variable Series Trust II	$95,790,394,508	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$540,341,842	$900,000
Tri-Continental Corporation	$1,859,039,914	$1,500,000